Exhibit 99.15

Ferrellgas, Inc. and Subsidiaries
Consolidated Balance Sheets as of July 31, 2001 and 2000, and Independent Auditors' Report


                             INDEX TO BALANCE SHEETS

                                                                            Page

    Independent Auditors' Report...............................................2

    Consolidated Balance Sheets - July 31, 2001 and July 31, 2000..............3

    Notes to Consolidated Balance Sheets.......................................4

INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas, Inc. and Subsidiaries
Liberty, Missouri

We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the "Company") as of July 31, 2001 and 2000. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheets present fairly, in all material respects, the financial position of the Company as of July 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.





DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 21, 2001



                       FERRELLGAS, INC. AND SUBSIDIARIES
             (a wholly-owned subsidiary of Ferrell Companies, Inc.)

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)



                                                           July 31,
                                                --------------------------------
ASSETS                                                 2001             2000
----------------------------------------------  ----------------  --------------
Current Assets:
  Cash and cash equivalents                            $ 27,017        $ 16,007
  Accounts and notes receivable (net of
    allowance for doubtful accounts of $3,159 and
    $2,388 in 2001 and 2000, respectively)               56,815          89,801
  Inventories                                            65,284          71,979
  Prepaid expenses and other current assets              10,504           8,275
                                                ----------------  --------------
    Total Current Assets                                159,620         186,062

Property, plant and equipment, net                      556,005         583,342
Intangible assets, net                                  469,862         501,836
Other assets, net                                        16,162          10,425
                                                ----------------  --------------
    Total Assets                                     $1,201,649      $1,281,665
                                                ================  ==============


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
--------------------------------------------------------------------------------
Current Liabilities:
  Accounts payable                                     $ 58,274        $ 95,264
  Other current liabilities                              77,324          77,714
  Short-term borrowings                                       -          18,342
                                                ----------------  --------------
    Total Current Liabilities                           135,598         191,320

Long-term debt                                          704,782         718,118
Deferred income taxes                                     1,726           1,931
Other liabilities                                        15,472          16,176
Contingencies and commitments (Note J)                        -               -
Minority interest                                       188,254         179,786
Parent investment in subsidiary                         220,083         228,300

Stockholder's Equity (Deficiency):
  Common stock, $1 par value;
   10,000 shares authorized; 990 shares issued                1               1
  Additional paid-in-capital                             13,476          13,361
  Note receivable from parent                          (147,607)       (146,102)
  Retained earnings                                      72,245          78,774
  Accumulated other comprehensive loss                   (2,381)              -
                                                ----------------  --------------
    Total Stockholder's Equity (Deficiency)             (64,266)        (53,966)
                                                ----------------  --------------
    Total Liabilities and
      Stockholder's Equity (Deficiency)              $1,201,649      $1,281,665
                                                ================  ==============

                        FERRELLGAS, INC. AND SUBSIDIARIES
             (a wholly-owned subsidiary of Ferrell Companies, Inc.)

                      NOTES TO CONSOLIDATED BALANCE SHEETS

A.  Organization and Formation

     The accompanying consolidated balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the "Company"), its subsidiaries and its partnership interest in Ferrellgas Partners, L.P and subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. ("Ferrell" or "Parent").

     On July 5, 1994, Ferrellgas Partners, L.P. (the "MLP") completed an initial public offering of common units representing limited partner interests (the "common units"). The MLP was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the "Operating Partnership" or "OLP"). The MLP and the OLP (collectively referred to as the "Partnership") are both Delaware limited partnerships. The MLP was formed to acquire and hold a limited partner interest in the Operating Partnership. The OLP was formed to acquire, own and operate the propane business and assets of the Company. The Company owns an effective 2% general partner interest in the Partnership and performs all management functions required for the Partnership.

     Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to the Partnership in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in the MLP and the OLP on a combined basis.

     In July  1998,  the  Company  transferred  its entire  limited  partnership ownership of the MLP to Ferrell. Also during July 1998, 100% of the outstanding common stock of Ferrell was purchased from Mr. James E. Ferrell and his family by a leveraged employee stock ownership trust (the "ESOT") established pursuant to the Ferrell Companies, Inc. Employee Stock Ownership Plan (the "ESOP").

     On December 17, 1999, the MLP partnership agreement was amended to allow for the issuance of a newly created senior unit, in connection with an acquisition. Generally, these senior units were to be paid quarterly distributions in additional senior units equal to 10% per annum. Also, the senior units were structured to allow for a redemption by the MLP at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units also had the right, at dates in the future and subject to certain events and conditions, to convert any outstanding senior units into common units.

     On June 5, 2000, the MLP and the OLP partnership agreements were amended to allow the Company to have an option in maintaining its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest with the issuance of any additional equity. Also as part of this amendment, the Company's interest in the MLP's common units was converted from a general partner interest to general partner units.

     On April 6, 2001, the MLP partnership agreement was amended to reflect modifications made to the senior units, previously issued on December 17, 1999, and the common units owned by Ferrell. The senior units are to be paid quarterly distributions in cash equivalent to 10% per annum or $4 per senior unit. The amendment also granted the holder of the senior units the right, subject to certain events and conditions, to convert any outstanding senior units into common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by the partnership agreement. Also as part of the amendment, Ferrell granted the Partnership the ability to defer future distributions on the common units held by it, up to an aggregate outstanding amount of $36,000,000, until December 31, 2005.

B.  Summary of Significant Accounting Policies

     (1) Nature of operations: The Company's operations are limited to those activities associated with the Partnership. The Partnership is engaged primarily in the retail distribution of propane and related equipment and supplies in the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. The Partnership serves approximately 1,100,000 residential, industrial/commercial and agricultural customers.

     (2) Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the consolidated balance sheets include reserves that have been established for product liability and other claims.

     (3) Principles of consolidation: The consolidated balance sheets include the accounts of the Company, its subsidiaries and the Partnership. The minority interest includes limited partner interests in the MLP's common units held by the public and the MLP's senior units (See Notes H and N). The limited partner interest owned by Ferrell is reflected as "Parent investment in subsidiary" in the consolidated balance sheets. All material intercompany transactions and balances have been eliminated.

     (4) Cash and cash equivalents: The Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less.

     (5) Inventories: Inventories are stated at the lower of cost or market using average cost and actual cost methods. The Company enters into commodity derivative contracts involving propane and related products to hedge, reduce risk and anticipate market movements. The fair value of these derivative contracts is classified as inventory.

     (6) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. In the first quarter of fiscal 2001, the Company increased the estimate of the residual values of its existing customer and storage tanks. This change in accounting estimate resulted from a review by management of its tank values established through an independent tank valuation obtained in connection with a financing completed in December 1999. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable.

     (7) Goodwill and intangible assets: Intangible assets, consisting primarily of customer lists, trademarks, assembled workforce, goodwill, and noncompete notes, are stated at cost, net of amortization calculated using either straight-line or accelerated methods over periods ranging from five to 40 years. The Company reviews identifiable intangibles for impairment in a similar manner as with long-lived assets. See "Adoption of new accounting standards" below for a related discussion of the effect of a new accounting pronouncement, Statement of Financial Accounting Standards (SFAS) No. 142, on goodwill and intangible assets.

     (8) Accounting for derivative commodity contracts: The Company enters into commodity options involving propane and related products to specifically hedge certain product cost risk. Any changes in the fair value of these specific cash flow hedge positions are deferred and included in other comprehensive income and recognized as an adjustment to the overall purchase price of product in the month the purchase contract is settled. The Company also enters into other commodity forward and futures purchase/sale agreements and commodity swaps and options involving propane and related products, which are not specific hedges to a certain product cost risk, but are used for risk management purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried on the consolidated balance sheets at fair value with changes in that value recognized in earnings.

     (9) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. Income taxes were computed as though each company filed its own income tax return in accordance with the Company's tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note G, using the asset/liability method.

     (10) Unit and stock-based compensation: The Company accounts for its Unit Option Plan and the Ferrell Companies Incentive Compensation Plan using the intrinsic value method under the provisions of Accounting Principles Board
     (APB) No. 25, "Accounting for Stock Issued to Employees."

     (11) Segment information: The Company is a single reportable operating segment engaging in the retail distribution of propane and related equipment and supplies and all of its long-lived assets are located in the U.S.

     (12)  Adoption  of  new  accounting  standards:  The  Financial  Accounting
     Standards Board (FASB) recently issued SFAS No. 141 "Business Combinations", SFAS No. 142 "Goodwill and Other Intangible Assets", SFAS No. 143 "Accounting for Asset Retirement Obligations" and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

     SFAS No. 141 requirements include, among other things, that all business combinations be accounted for by a single method - the purchase method. It applies to all business combinations initiated after June 30, 2001. The Company has historically accounted for business combinations using the purchase method, therefore, this new standard will not have a substantial impact on how the Company accounts for future combinations.

     SFAS No. 142 modifies the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. Also some intangibles will be reclassified to goodwill. The Company has elected to adopt SFAS No. 142 beginning in the first quarter of fiscal 2002. Although there will be no cash flow effect, the Company believes its amortization expense will decrease by approximately $17,000,000 in fiscal 2002, compared to the amortization that would have been recorded had the new accounting standard not been issued. This new standard also requires the Company to test goodwill for impairment at the time the standard is adopted and also on an annual basis. The Company believes that the results of the initial impairment test of goodwill performed at the time the standard is adopted will not have a material effect on its financial position.

     SFAS No. 143 requires the recognition of a liability if a company has a legal or contractual financial obligation in connection with the retirement of a tangible long-lived asset. The Company expects to implement SFAS No. 143 beginning in the fiscal year ending July 31, 2003, and is currently assessing its effect on the Company's financial position.

     SFAS No. 144 modifies the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. The Company expects to implement SFAS No. 144 beginning in the fiscal year ending July 31, 2003, and is currently assessing its effect on the Company's financial position.

     (13) Reclassifications: Certain reclassifications have been made to the prior year's consolidated balance sheet to conform to the current year's consolidated balance sheet presentation.

C.   Supplemental Balance Sheet Information



    Inventories consist of:

       (in thousands)                                   2001             2000
                                                     ----------       ----------
       Liquefied propane gas and related products      $45,966          $50,868
       Appliances, parts and supplies                   19,318           21,111
                                                     ----------       ----------
                                                       $65,284          $71,979
                                                     ==========       ==========


     In addition to inventories on hand, the Company enters into contracts to buy product for supply purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year. As of July 31, 2001, in addition to the inventory on hand, the Company had committed to take net delivery of approximately 3,754,000 gallons at a fixed price for its future retail propane sales.

    Property, plant and equipment consist of:

       (in thousands)                                   2001             2000
                                                     ----------      -----------
       Land and improvements                           $41,191          $40,761
       Buildings and improvements                       54,384           54,794
       Vehicles                                         76,611           78,490
       Furniture and fixtures                           35,138           32,844
       Bulk equipment and district facilities           90,930           88,289
       Tanks and customer equipment                    550,373          560,397
       Other                                             3,281            3,753
                                                     ----------      -----------
                                                       851,908          859,328
       Less:  accumulated depreciation                 295,903          275,986
                                                     ----------      -----------
                                                      $556,005         $583,342
                                                     ==========      ===========

    Intangibles consist of:

       (in thousands)                                   2001             2000
                                                     ----------      -----------
       Customer lists                                 $207,667         $207,478
       Goodwill                                        400,569          398,974
       Noncompete agreements                            60,222           59,905
       Assembled workforce                               9,600            9,600
       Other                                               168              391
                                                     ----------      -----------
                                                       678,226          676,348
       Less:  accumulated amortization                 208,364          174,512
                                                     ----------      -----------
                                                      $469,862         $501,836
                                                     ==========      ===========


    Other current liabilities consist of:
                                                         2001            2000
                                                     -----------     -----------
       Accrued interest                                 $22,816         $21,659
       Accrued payroll                                   20,236          15,073
       Accrued insurance                                  8,056           4,770
       Other                                             26,216          36,212
                                                     -----------     -----------
                                                        $77,324         $77,714
                                                     ===========     ===========


D.   Accounts Receivable Securitization

     On September 26, 2000, the OLP entered into an account receivable securitization facility with Bank One, NA. As part of this 364-day facility, the OLP transferred an interest in a pool of its trade accounts receivable to its wholly-owned, special purpose subsidiary, Ferrellgas Receivables, LLC. Ferrellgas Receivables then sold its interest to a commercial paper conduit of Banc One, NA. The OLP remits daily to Ferrellgas Receivables funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company intends to renew the facility effective September 25, 2001 for a one year commitment with Bank One, NA. From the inception of this facility in September 2000 through July 31, 2001, the cash flows related to this facility between the OLP and Ferrellgas Receivables are detailed as follows:


       (in thousands)                                                    2001
                                                                      ----------
      Proceeds from new securitizations                                $115,000
      Proceeds from collections reinvested in
        revolving period securitizations                                725,955
      Remittance of amounts collected on securitizations               (809,955)
                                                                      ----------
      Net proceeds from accounts receivable securitization              $31,000
                                                                      ==========

      Cash invested in unconsolidated subsidiary                        $ 3,399
                                                                      ==========

     The level of funding available from this facility is currently limited to $60,000,000. In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," this transaction is reflected on the Company's consolidated balance sheets as a sale of accounts receivable and an investment in an unconsolidated subsidiary. The OLP retained servicing rights and the right to collect finance charges, however, the assets related to these retained interests at July 31, 2001, had no material effect on the consolidated balance sheet.

     The investment in the unconsolidated subsidiary related to this facility was $7,225,000 at July 31, 2001 and is classified within "other assets" on the consolidated balance sheet.

E.   Long-Term Debt


    Long-term debt consists of:
     (in thousands)                                     2001             2000
                                                     ----------       ----------
    Senior Notes
      Fixed rate, 7.16% due 2005-2013 (1)             $350,000         $350,000
      Fixed rate, 9.375%, due 2006 (2)                 160,000          160,000
      Fixed rate, 8.8%, due 2006-2009 (3)              184,000          184,000

    Credit Agreement
      Revolving credit loans 8.9% due 2003 (4)              -            11,658

    Notes payable, 7.9% and 7.5% weighted average
      interest rates, respectively,
      due 2001 to 2009                                  12,566           15,988
                                                     ----------       ----------
                                                       706,566          721,646
    Less:  current portion, included in other
      current liabilities                                1,784            3,528
                                                     ----------       ----------
                                                      $704,782         $718,118
                                                     ==========       ==========



     (1) The OLP fixed rate Senior Notes ("$350 million Senior Notes"), issued in August 1998, are general unsecured obligations of the OLP and rank on an equal basis in right of payment with all senior indebtedness of the OLP and senior to all subordinated indebtedness of the OLP. The outstanding principal amount of the Series A, B, C, D and E Notes shall be due on August 1, 2005, 2006, 2008, 2010, and 2013, respectively. In general, the OLP does not have the option to prepay the Notes prior to maturity without incurring prepayment penalties.

     (2) The MLP fixed rate Senior Secured Notes ("MLP Senior Secured Notes"), issued in April 1996, are redeemable at the option of the MLP, in whole or in part, at any time after June 15, 2001. The notes are secured by the MLP's partnership interest in the OLP. The MLP Senior Secured Notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

     (3) The OLP fixed rate Senior Notes ("$184 million Senior Notes"), issued in February 2000, are general unsecured obligations of the OLP and rank on an equal basis in right of payment with all senior indebtedness of the OLP and senior to all subordinated indebtedness of the OLP. The outstanding principal amount of the Series A, B and C Notes shall be due on August 1, 2006, 2007 and 2009, respectively. In general, the OLP does not have the option to prepay the Notes prior to maturity without incurring prepayment penalties.

     (4) At July 31, 2001, the unsecured $157,000,000 Credit Facility (the "Credit Facility"), expiring June 2003, consisted of a $117,000,000 unsecured working capital, general corporate and acquisition facility, including a letter of credit facility, and a $40,000,000 revolving working capital facility. This $40,000,000 facility is subject to an annual reduction in outstanding balances to zero for thirty consecutive days. All borrowings under the Credit Facility bear interest, at the borrower's option, at a rate equal to either a) LIBOR plus an applicable margin varying from 1.25 % to 2.25 % or, b) the bank's base rate plus an applicable margin varying from 0.25 % to 1.25 %. The bank's base rate at July 31, 2001 and 2000 was 6.75% and 9.5%, respectively.

     On December 17, 1999, in connection with the purchase of Thermogas, LLC ("Thermogas acquisition") (see Note N), the OLP assumed a $183,000,000 loan that was originally issued by Thermogas, LLC ("Thermogas") and had a maturity date of June 30, 2000. On February 28, 2000, the OLP issued $184,000,000 Senior Notes at an average interest rate of 8.8% in order to refinance the $183,000,000 loan. The additional $1,000,000 in borrowings was used to fund debt issuance costs.

     Effective April 27, 2000, the MLP entered into an interest rate swap agreement with Bank of America, related to the semi-annual interest payment due on these MLP Senior Secured notes. The swap agreement, which was terminated at the option of the counterparty on June 15, 2001, required the counterparty to pay the stated fixed interest rate every six months. In exchange, the MLP was required to make quarterly floating interest rate payments based on an annual interest rate equal to the three month LIBOR interest rate plus 1.655% applied to the same notional amount of $160,000,000. The Company resumed paying the stated fixed interest rate effective after June 15, 2001.

     At July 31, 2001 and 2000, $0 and $18,342,000, respectively, of short-term borrowings were outstanding under the credit facility. Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $46,660,000 and $36,892,000, respectively. Effective July 16, 2001, the credit facility was amended to increase the letter of credit sub-facility availability from $60,000,000 to $80,000,000.

     The MLP Senior Secured Notes, the $350 million and $184 million Senior Notes and the Credit Facility agreement contain various restrictive covenants applicable to the MLP and OLP and its subsidiaries, the most restrictive relating to additional indebtedness, sale and disposition of assets and transactions with affiliates. In addition, the Partnership is prohibited from making cash distributions of the Minimum Quarterly Distribution if a default or event of default exists or would exist upon making such distribution, or if the Partnership fails to meet certain coverage tests. The Partnership is in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

     The scheduled annual principal payments on long-term debt are to be $1,784,000 in 2002, $2,068,000 in 2003, $2,113,000 in 2004, $2,263,000 in
     2005, $271,260,000 in 2006 and $427,078,000 thereafter.

F.   Derivatives

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheet at fair value. As a result of implementing SFAS No. 133 at the beginning of fiscal 2001, the Company recognized in its first quarter of fiscal 2001, gains totaling $709,000 in accumulated other comprehensive income. In addition, beginning in the first quarter of fiscal 2001, the Company recorded subsequent changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. The Company's overall objective for entering into derivative contracts for the purchase of product is related to hedging, risk reduction and to anticipate market movements. Other derivatives are entered into to reduce interest rate risk associated with long term debt and lease obligations. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk.

     The Company uses cash flow hedges to manage exposures to product purchase price risk and uses both fair value and cash flow hedges to manage exposure to interest rate risks.

     Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative products to hedge a portion of its forecasted purchases for up to one year in the future. These derivatives are designated as cash flow hedging instruments. Because these derivatives are designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. The $289,000 risk management fair value adjustment classified as other comprehensive income at July 31, 2001, will be recognized in the consolidated statements of earnings during fiscal 2002. Changes in the fair value of cash flow hedges due to hedge ineffectiveness are recognized in cost of product sold on the consolidated statements of earnings. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as inventories. The Company also purchases and sells derivatives that are not classified as hedges to manage other risks associated with commodity prices. The changes in fair value of these derivatives are recognized as they occur in cost of product sold on the consolidated statements of earnings.

     The Company also uses forward contracts, not designated as hedging instruments under SFAS No. 133, to help reduce the price risk related to sales made to its propane customers. These forward contracts meet the requirement to qualify as normal purchases and sales as defined in SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, and thus are not adjusted to fair market value.

     As of July 31, 2001, the Company holds $706,566,000 in primarily fixed rate debt and $157,600,000 in variable rate operating leases. Fluctuations in interest rates subject the Company to interest rate risk. Decreases in interest rates increase the fair value of the Company's fixed rate debt, while increases in interest rates subject the Company to the risk of increased interest expense related to its variable rate debt and operating leases.

     The Company enters into fair value and cash flow hedges to help reduce its overall interest rate risk. Interest rate swaps were used to hedge the exposure to changes in the fair value of fixed rate debt due to changes in interest rates. The fair value of interest rate derivatives that are considered fair value or cash flow hedges are classified either as other current or long-term assets or as other current or long-term liabilities on the consolidated balance sheets. Changes in the fair value of the fixed rate debt and any related fair value hedges are recognized as they occur in interest expense on the consolidated statements of earnings. There were no such fair value hedges outstanding at July 31, 2001. Interest rate caps are used to hedge the risk associated with rising interest rates and their affect on forecasted transactions related to variable rate debt and lease obligations. These interest rate caps are designated as cash flow hedges and are outstanding at July 31, 2001. Thus, the effective portions of changes in the fair value of the hedges are recorded in OCI at interim periods and are recognized as interest expense in the consolidated statements of earnings when the forecasted transaction impacts earnings. Cash flow hedges are assumed to hedge the risk of changes in cash flows of the hedged risk.

G.  Income Taxes

     The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:


      (in thousands)                                       2001          2000
                                                        ----------    ----------
      Deferred tax liabilities:
          Partnership basis difference                    $(1,827)      $(2,043)

      Deferred tax assets:
          Operating loss and credit carryforwards             101           112
                                                        ----------    ----------
      Net deferred tax liability                          $(1,726)      $(1,931)
                                                        ==========    ==========


     Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company's contribution of assets and liabilities concurrent with the MLP's public offering in 1994.

     For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $98,000,000 at July 31, 2001 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2011.

     The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, that have a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of assets owned as of August 1, 1998. In the event that the built-in gains tax is not incurred, the Company may not utilize the net operating loss carryforwards.

H.   Minority Interest

     The minority interest on the consolidated balance sheets includes limited partner interests in both the MLP's common units held by the public and the MLP's senior units held by JEF Capital Management, Inc., an entity owned by James E. Ferrell, Chairman, Chief Executive Officer and President of the general partner. At July 31, 2001, minority interest related to the common units owned by the public was $76,189,000. At July 31, 2000, minority interest related to the common units owned by the public was zero as cash distributions were in excess of its basis. Minority interest related to the senior units was $112,065,000 and $179,786,000 at July 31, 2001 and 2000,
     respectively. The amount at July 31, 2001 represents the liquidation value of the senior units. The amount at July 31, 2000, represents the liquidation value of $186,108,000 less a net discount of $6,322,000 related to senior unit issuance fees. See Note J for additional information about the senior units.

I.   Transactions with Related Parties

     The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell no longer intends to repay the notes, the Company did not accrue interest income in fiscal years 2001 and 2000. The balances outstanding on these notes at July 31, 2001 and 2000, were

     $147,607,000, and $146,102,000, respectively, and are reported as Note Receivable from Parent in Stockholder's Equity on the consolidated balance sheets. This net increase in the balances in fiscal year 2001 is primarily due to the cash loaned by the Company to Ferrell.

     During fiscal 2000, The Williams Companies, Inc. ("Williams") became a related party to the Company due to the Partnership's issuance of 4,375,000 senior units to a subsidiary of Williams as part of the Thermogas acquisition (See Note N). In April 2001, Williams sold all its senior units to JEF Capital Management, Inc., and thereafter, ceased to be a related party of the Company.

     During fiscal 2000, Williams provided propane supply and general and administrative services to the Company to assist in the integration of the acquisition. The amount due to Williams at July 31, 2000, was $5,045,000. The amount due from Williams at July 31, 2000, was $13,000.

     On April 6, 2001, Williams approved amendments to the MLP partnership agreement related to certain terms of the senior units. Williams then sold all of the senior units for a purchase price of $195,529,000 plus accrued and unpaid distributions to JEF Capital Management. The senior units currently have all the same terms and preference rights in distributions and liquidation as when the units were owned by Williams.

     During the fourth quarter of fiscal 2001, the MLP paid to JEF Capital Management $83,464,000 to redeem a total of 2,086,612 senior units and $2,951,000 in senior unit distributions. In a noncash transaction, the MLP accrued a senior unit distribution of $2,801,622 payable to JEF Capital Management on September 14, 2001.

     Ferrell International Limited and FI Trading are entities owned by James E. Ferrell and thus affiliates of the Company. In connection with its normal purchasing and risk management activities, the Company entered into, with Ferrell International Limited and FI Trading as a counterparty, certain forward, option and swap contracts. Amounts due from Ferrell International Limited at July 31, 2001 and 2000 were $0 and $1,826,000, respectively. Amounts due to Ferrell International Limited at July 31, 2001 and 2000 were $0 and $1,484,000, respectively.

J.   Contingencies and Commitments

     The Company is threatened with or named as a defendant in various lawsuits that, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business.

     On December 6, 1999, the OLP entered into, with Banc of America Leasing & Capital LLC, a $25,000,000 operating lease involving the sale-leaseback of a portion of the OLP's customer tanks. This operating lease has a term that expires June 30, 2003 and may be extended for two additional one-year periods at the option of the OLP, if such extension is approved by the lessor.

     On December 17, 1999, immediately prior to the closing of the Thermogas acquisition (See Note N), Thermogas entered into, with Banc of America Leasing & Capital LLC, a $135,000,000 operating lease involving a portion of its customer tanks. In connection with the Thermogas acquisition, the OLP assumed all obligations under the $135,000,000 operating lease, which has terms and conditions similar to the December 6, 1999, $25,000,000 operating lease discussed above.

     Effective June 2, 2000, the OLP entered into an interest rate cap agreement ("Cap Agreement") with Bank of America, related to variable quarterly rent payments due pursuant to two operating tank lease agreements. The variable quarterly rent payments are determined based upon a floating LIBOR based interest rate. The Cap Agreement, which expires June 30, 2003, requires Bank of America to pay the OLP at the end of each March, June, September and December the excess, if any, of the applicable three month floating LIBOR interest rate over 9.3%, the cap, applied to the total obligation due each quarter under the two operating tank lease agreements. The total obligation under these two operating tank lease agreements as of July 31, 2001 and 2000 was $157,600,000 and $159,200,000, respectively.

     The MLP's senior units are redeemable by the MLP at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units has the right, subject to certain events and conditions, to convert any outstanding senior units into MLP common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by the MLP partnership agreement. Such conversion rights are contingent upon the Company not previously redeeming such securities.

     Certain property and equipment is leased under noncancelable operating leases which require fixed monthly rental payments and which expire at various dates through 2020. Future minimum lease commitments for such leases in the next five years, including the aforementioned operating tank leases, are $34,287,000 in 2002, $28,594,000 in 2003, $11,617,000 in 2004,
     $8,279,000 in 2005 and $5,855,000 in 2006.

     In addition to the future minimum lease commitments, the Company plans to purchase vehicles and computers at the end of their lease terms totaling $781,000 in 2002, $1,203,000 in 2003, $1,488,000 in 2004, $1,342,000 in
     2005 and $1,009,000 in 2006. The Company intends to renew other vehicle, tank and computer leases that would have had buyouts of $5,137,000 in 2002, $161,109,000 in 2003, $3,789,000 in 2004, $2,744,000 in 2005, and $815,000
     in 2006.

K.   Employee Benefits

     Ferrell makes contributions to the ESOT which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees' accounts over time. The allocation of Ferrell shares to employee accounts causes a noncash compensation charge to be incurred by the Partnership, equivalent to the fair value of such shares allocated. The Company is not obligated to fund or make contributions to the ESOT.

     The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future profit sharing contributions to the plan beginning with fiscal year 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan.

     The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company's funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. As of July 31, 2001, other comprehensive income was reduced by $2,092,000 due to the recording of $2,092,000 as an increase to other liabilities, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.

L.   Ferrellgas, Inc. Unit Option Plan and Stock Options of Ferrell Companies,
     Inc.

     Prior to April 19, 2001, the Ferrellgas, Inc. Unit Option Plan (the "unit option plan") authorized the issuance of options (the "unit options") covering up to 850,000 of the MLP's units to certain officers and employees of the Company. Effective April 19, 2001, the unit option plan was amended to authorize the issuance of options covering an additional 500,000 common units. The unit options are exercisable at exercise prices ranging from $16.80 to $21.67 per unit, which was an estimate of the fair market value of the units at the time of the grant. In general, the options vest over a five year period, and expire on the tenth anniversary of the date of the grant.

                                             Number      Weighted Average      Weighted
                                               Of         Exercise Price     Average Fair
                                             Units                               Value
                                         -------------   ----------------   --------------
          Outstanding, August 1, 1999       782,025           $18.23
          Granted                                 -                -                 -
          Forfeited                         (60,500)           19.38
                                         -------------
          Outstanding, July 31, 2000        721,525            18.13
          Granted                           651,000            17.90               $2.56
          Exercised                        (101,250)           16.80
          Forfeited                         (42,075)           19.27
                                        --------------
          Outstanding, July 31, 2001      1,229,200            18.08
                                        --------------
          Options exercisable,
            July 31, 2001                   503,543            18.06
                                        --------------

                                               Options Outstanding at July 31, 2001
                                        --------------------------------------------------
          Range of option prices at
            end of year                                    $16.80-$21.67
          Weighted average remaining
            contractual life                                7.2 Years


     The Ferrell Companies, Inc. nonqualified stock option plan (the "NQP") was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell and, indirectly in the equity growth of the Partnership. The shares underlying the stock options are common shares of Ferrell, therefore, there is no potential dilution of the Partnership. The Ferrell NQP stock options vest ratably in 5% to 10% increments over 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the payoff of Ferrell debt, but in no event later than 20 years from the date of issuance.

M.   Disclosures About Fair Value of Financial Instruments

     The carrying amount of short-term financial instruments approximates fair value because of the short maturity of the instruments. The estimated fair value of the Company's long-term financial instruments was $681,060,000 and $698,082,000 as of July 31, 2001 and 2000, respectively. The fair value is estimated based on quoted market prices.

     Interest Rate Collar, Cap and Swap Agreements. The Company from time to time has entered into various interest rate collar, cap and swap agreements involving, among others, the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. During fiscal 2001, an interest rate collar agreement expired and a swap agreement was terminated by a counterparty. As of July 31, 2001, an interest rate cap agreement with a counterparty who is a large financial institution remained in place. The fair value of this interest rate cap agreement at July 31, 2001 is de minimis. The fair values for the interest rate collar, cap and swap agreements at July 31, 2000 were $43,000, $(258,000), and $(561,000), respectively.

N.   Business Combinations

     On December 17, 1999, the Company purchased Thermogas from a subsidiary of Williams. At closing the Company entered into the following noncash transactions: a) issued $175,000,000 in senior units to the seller, b) assumed a $183,000,000 loan, (see Note E) and c) assumed a $135,000,000 operating lease (see Note J). After the conclusion of these acquisition-related transactions, including the merger of the OLP and Thermogas, the Company acquired $61,842,000 of cash, which remained on the Thermogas balance sheet at the acquisition date. The Company paid $17,146,000 in additional costs and fees related to the acquisition. As part of the Thermogas acquisition, the OLP agreed to reimburse Williams for the value of working capital received by the Company in excess of $9,147,500. On June 6, 2000, the OLP and Williams agreed upon the amount of working capital that was acquired by the Company on December 17, 1999. The OLP reimbursed Williams $5,652,500 as final settlement of this working capital reimbursement obligation. In fiscal 2000, the Company had accrued $7,033,000 in involuntary employee termination benefits and exit costs, which it expected to incur within twelve months from the acquisition date as it implemented the integration of the Thermogas operations. This accrual included $5,870,000 of termination benefits and $1,163,000 of costs to exit Thermogas activities. The Company paid $2,788,000 and $1,306,000 for termination benefits and $491,000 and $890,000 for exit costs in fiscal years 2001 and 2000, respectively. The remaining liability for termination benefits and exit costs was reduced in fiscal 2001 by $1,558,000 as an adjustment to goodwill.

     The total assets contributed to the OLP (at the Company's cost basis) have been allocated as follows: (a) working capital of $16,870,000, (b) property, plant and equipment of $140,284,000, (c) $60,200,000 to customer list with an estimated useful life of 15 years, (d) $9,600,000 to assembled workforce with an estimated useful life of 15 years, (e) $3,071,000 to noncompete agreements with an estimated useful life ranging from one to seven years, and (f) $86,475,000 to goodwill at an estimated useful life of 15 years. The transaction has been accounted for as a purchase.

     During the year ended July 31, 2001, the Company made acquisitions of three businesses with an aggregate value of $418,000. These purchases were funded by $200,000 of cash payments and, in a noncash transaction, the issuance of $218,000 of notes payable to the seller.

     During the year ended July 31, 2000, the Company made acquisitions of two other businesses with an aggregate value of $7,183,000, in addition to the Thermogas acquisition. These purchases were funded by $6,338,000 of cash payments and the following noncash transactions: the issuance of $601,000 of notes payable to the seller, $46,000 of common units and $198,000 of other costs and consideration.

     All transactions have been accounted for using the purchase method of accounting.